Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MediciNova, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-163116 and 333-138241) on Form S-3 and (Nos. 333-151808, 333-141694, and 333-122665) on Form S-8 of MediciNova, Inc. of our report dated March 24, 2010, with respect to the consolidated balance sheet of MediciNova, Inc. and subsidiaries (a development stage company) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of MediciNova, Inc.

/s/ KPMG LLP

San Diego, California

March 24, 2010